Exhibit 99
Titan International Announces Record Second Quarter Sales,
 Operating Profit and Earnings Per Share

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
July 26, 2012

Second quarter highlights:

•	Sales for second quarter 2012 were $459.2 million up 14 percent, compared to $404.4 million in the second quarter of 2011.

•	Gross profit increased 28 percent for second quarter 2012 to $82.1 million, or 17.9 percent of net sales, compared to $64.3 million in 2011, or 15.9 percent of net sales.

•
Goodyear Latin American Truck Supply agreement termination income of $26.1 million was recorded in the second quarter due to the cancellation of the current supply agreement for non-farm tire products.  The Company is no longer obligated to sell the products below market prices.

•	Second quarter income from operations was $81.0 million up 82 percent, compared to $44.4 million last year.

•	Adjusted net income for the second quarter was $28.8 million, compared to $23.7 million in the second quarter of last year (see table and appendix below).

•	Adjusted earnings per share for the second quarter are $0.68 and $0.56 for basic and fully diluted respectively, compared to $0.56 and $0.46 for 2011, basic and fully diluted respectively.

Statement of Chief Executive Officer:

“The second quarter was a record for Titan, but it could have been even bigger,” announced Maurice M. Taylor, Chairman and CEO.  “The order books are very strong.  The tire group was affected by the record heat wave and it impacted our efficiency.  The Bryan plant was also affected by the equipment being added to the plant for the capacity expansion.   The work has been in process since the beginning of the year and will continue through the remaining of 2012.  This capacity expansion should increase our output each quarter through the first quarter of 2013.

“Our balance sheet is in good shape with working capital equal to approximately $480 million and cash debt of $208 million, considering the $112 million convertible notes have a conversion price of $10.75.  This is the hidden value of the company to our shareholders in addition to today’s value of the plants and equipment.”

Taylor relayed, “I have been visiting farms in North Dakota, Minnesota, Illinois, Michigan and Ohio and I believe the net income to farmers will be equal or greater than the record last year.  Why?  If you ask a farmer the status of their corn crop, they will tell you it is hurting.  They were expecting 185 to 200 bushels per acre but they will not get that this year.  They may get 145 to 150 if this heat continues with no rain.  If you put the numbers to this at $5 a bushel for corn, that is $1000 per acre on yields of 200, but at $8 a bushel at 150, that’s $1200 per acre.  It is the same with soy beans.  Those farmers with irrigation systems will be at record levels.  Yes, there will be farmers who will lose their total crop, but they most likely have crop insurance.

“There have been a few announcements on acquisitions that should close in the third quarter under certain government regulations.  We are not permitted to talk about the details of these acquisitions or our future projections for these entities.  I believe Titan is on the correct course to strengthen this company for the shareholders and our employees.  Once the governments remove the block out period, I will hold a conference call to provide more information and answer questions.

“The mining group is moving ahead as fast as we can, and the future is very exciting.  The new employees we have hired will continue to become more effective in the tire business.

“We look forward to the second half of 2012."

Year-to date summary:
•	June 2012 year-to-date sales were $922.3 million, an increase of 35 percent, compared to $685.3 million in 2011.

•	Gross profit increased 45 percent for the six months ended June 30, 2012 to $175.4 million, compared to $120.6 million in 2011.

•	Income from operations for the first six months of 2012 was $139.6 million, compared to $71.3 million in 2011.

•	Year-to-date adjusted net income was $69.3 million, compared to $42.4 million in 2011.

•	Adjusted earnings per share year-to-date are $1.65 and $1.34 for basic and fully diluted respectively, compared to $1.03 and $0.84 for 2011, basic and fully diluted respectively.

Financial overview:

Sales:  Titan recorded sales of $459.2 million for the second quarter of 2012, compared to second quarter 2011 sales of $404.4 million. The higher sales levels were the result of increased demand in the Company’s agricultural and earthmoving/construction segments combined with price/mix improvements.  Net sales for the first half of 2012 were $922.3 million, compared to $685.3 million in the first half of 2011.

Gross profit:  For the second quarter of 2012, gross profit was $82.1 million or 17.9 percent of net sales, compared to $64.3 million or 15.9 percent of net sales for the second quarter of 2011. The increase in gross profit was related to cost leveraging and productivity gains on the higher sales volumes and select price increases on certain products that exceeded the increase in raw materials.  Year-to-date gross profit was $175.4 million, or 19 percent of net sales for 2012, as compared to $120.6 million, or 17.6 percent of net sales for 2011.

Selling, general and administrative expenses: SG&A expenses for the second quarter of 2012 were $23.4 million or 5.1 percent of net sales, compared to $16.6 million or 4.1 percent of net sales in 2011.   The higher SG&A expenses were primarily the result of higher selling and marketing expenses of approximately $2 million related to increased sales levels and increased information technology expenses, and approximately $4 million for the difference in incentive compensation.  Expenses for SG&A for the six months ended June 30, 2012 were $54.2 million or 5.9 percent of net sales, compared to $41.9 million or 6.1 percent in 2011.

Goodyear Latin American Truck Supply agreement termination income:  In May 2012, the Company and Goodyear terminated the supply agreement between the two parties and entered into a new agreement under which Titan will sell these products directly to third party customers and pay a royalty to Goodyear.  The remaining balance of the supply agreement liability of $26.1 million was recorded to income as the Company is no longer obligated to sell the products at below market prices.

Income from operations:  For the second quarter of 2012, income from operations was $81.0 million, or 17.6 percent of net sales, compared to $44.4 million, or 11.0 percent of net sales, in 2011.  Year-to-date income from operations was $139.6 million or 15.1 percent of net sales in 2012, compared to $71.3 million, or 10.4 percent of net sales in 2011.

Interest expense:  Interest expense was $6.2 million for the second quarter of 2012, compared to $6.1 million in 2011.  Year-to-date interest expense was $12.5 million in 2012, compared to $12.4 million in 2011.

Noncash convertible debt conversion charge:  As a result of the exchange agreement in the second quarter of 2011 to convert approximately $59.6 million of 5.625 percent convertible notes into approximately 6.6 million shares of the Company’s common stock, the Company recognized a noncash charge of $16.1 million in accordance with accounting standards.  The initial base conversion price of these notes is $10.75 per share of Titan common stock.

Earnings per share:  For the second quarter of 2012, basic and diluted earnings per share were $1.05 and $0.84 respectively.  This compared to the same period last year, basic and diluted earnings per share was $0.61 and $0.50 respectively.  Year-to-date 2012 basic and diluted earnings per share were $1.89 and $1.53 respectively.  Year-to-date 2011 basic and diluted earnings per share were $0.55 and $0.47 respectively.  On an adjusted basis (see Appendix below), basic and fully diluted earnings per share were $0.68 and $0.56 respectively for the second quarter 2012 and $0.56 and $0.46 for 2011.  Year-to-date adjusted earnings per share were $1.65 and $1.34, basic and fully diluted respectively, compared to $1.03 and $0.84 in the prior year.

Capital expenditures: Titan’s capital expenditures were $10.8 million for the second quarter of 2012 and $6.7 million for the second quarter 2011.  Year-to-date expenditures were $19.0 million for 2012 compared to $10.2 for 2011.

Debt balance:  Total long term debt balance was $312.9 million at June 30, 2012 consisting of $200 million in 7.875 percent senior secured notes and $112.9 million in 5.625 percent convertible senior subordinated notes with a conversion price of $10.75.  The long term debt balance at December 31, 2011 was $317.9 million.  The short-term debt balance was $7.6 million at June 30, 2012 compared to $11.7 million at December 31, 2011.

Equity balance:  The Company’s equity was $477.1 million at June 30, 2012, compared to $396.9 at December 31, 2011.

Second Quarter Conference Call:

The Titan International Inc. earnings conference call for the second quarter that ended June 30, 2012, will be held at 9 a.m. Eastern Time on Thursday, July 26, 2012.  To participate in the conference call, dial (800) 230-1766 five minutes prior to the scheduled time. International callers dial (612) 322-0342.  A replay of the call will be available until August 9, 2012. To access the replay, dial (800) 475-6701 and enter access code 254009. International callers dial (320) 365-3844.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)

Amounts in thousands, except earnings per share data.	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$459,233	$404,447	$922,321	$685,276
Cost of sales	377,147	340,113	746,872	564,670
Gross profit	82,086	64,334	175,449	120,606

Selling, general & administrative expenses	23,410	16,573	54,245	41,866
Research and development expenses	1,189	1,014	2,697	2,197
Royalty expense	2,652	2,350	5,001	5,267
Supply agreement termination income	(26,134)	0	(26,134)	0
Income from operations	80,969	44,397	139,640	71,276

Interest expense	(6,217)	(6,149)	(12,512)	(12,429)
Noncash convertible debt conversion charge	0	0	0	(16,135)
Other income	613	2,270	3,724	2,463
Income before income taxes	75,365	40,518	130,852	45,175

Provision for income taxes	31,040	14,962	51,133	22,655

Net income	44,325	25,556	79,719	22,520

Net income (loss) attributable to noncontrolling interests	269	(8)	244	(8)

Net income attributable to Titan	$44,056	$25,564	$79,475	$22,528

Earnings per common share:
Basic	$1.05	$.61	$1.89	$.55
Diluted	.84	.50	1.53	.47

Average common shares outstanding:
Basic	42,158	41,981	42,132	41,250
Diluted	53,516	53,394	53,492	53,229

Segment Information
Revenues from external customers (Unaudited)

Amounts in thousands	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Agricultural	$288,993	$257,268	$584,798	$467,265
Earthmoving/Construction	110,541	76,895	215,109	143,406
Consumer	59,699	70,284	122,414	74,605
Total	$459,233	$404,447	$922,321	$685,276

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	June 30,	December 31,
Assets	2012	2011
Current assets:
Cash and cash equivalents	$149,450	$129,170
Accounts receivable, net	237,418	189,527
Inventories	214,858	190,872
Deferred income taxes	29,773	26,775
Prepaid and other current assets	38,637	28,249
Total current assets	670,136	564,593

Property, plant and equipment, net	324,676	334,742
Other assets	99,187	110,951
Total assets	$1,093,999	$1,010,286

Liabilities & Equity
Current liabilities:
Short-term debt	$7,596	$11,723
Accounts payable	109,555	76,574
Other current liabilities	70,464	87,469
Total current liabilities	187,615	175,766

Long-term debt	312,881	317,881
Deferred income taxes	43,243	38,691
Other long-term liabilities	73,184	81,069
Equity	477,076	396,879
Total liabilities & equity	$1,093,999	$1,010,286

Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP).  This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure.  The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP.  It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP.  In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance.  In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole.  We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP.  We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for June 30, 2012.
	Three Months Ended June 30		Six Months EndedJune 30
	2012	2011	2012	2011
Net income attributable to Titan	$44,056	$25,564	$79,475	$22,528

Adjustments:
Supply agreement termination income, net of tax	(17,248)	0	(17,248)	0
Unrecognized tax benefit	1,988	0	1,998	0
CEO incentive compensation, net of tax	0	(1,851)	5,127	3,717
Noncash convertible debt conversion charge	0	0	0	16,135
Adjusted Net Income	$28,796	$23,713	$69,342	$42,380

Adjusted earnings per common share:
Basic	$0.68	$0.56	$1.65	$1.03
Diluted	$0.56	$0.46	$1.34	$0.84

Average common shares outstanding:
Basic	42,158	41,981	42,132	41,250
Diluted	53,516	53,394	53,492	53,229

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773